Exhibit 99.1

Synergy Pharmaceuticals Confirms Bausch Health as Successful Bidder for Its Business Assets

NEW YORK, February 26, 2019 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) (the “Company” or “Synergy”), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today confirmed that the previously announced agreement with Bausch Health Companies Inc. has been designated as the highest and best offer for Synergy’s assets, including all rights to TRULANCE® (plecanatide), dolcanatide and related intellectual property. The auction scheduled for February 26, 2019, did not proceed, as no party submitted a higher and better bid in accordance with the bidding procedures established by the U.S. Bankruptcy Court for the Southern District of New York. Synergy currently expects the agreement with Bausch Health will be approved by the Bankruptcy Court on March 1, 2019, and that the proposed sale will be completed shortly thereafter.

Synergy on December 12, 2018, initiated voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York to facilitate a sale and address its debt obligations. Additional information about Synergy’s Chapter 11 cases can be found at https://cases.primeclerk.com/Synergy.

Synergy is advised in this transaction by Skadden, Arps, Slate, Meagher & Flom LLP, Sheppard, Mullin, Richter & Hampton LLP, Centerview Partners and FTI Consulting.

Forward-Looking Statements

This press release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the businesses and prospects of the Company and its subsidiaries (“we” or “us”), as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements discuss, among other matters: our expectation that the Bankruptcy Court will approve the previously announced agreement with Bausch Health on March 1, 2019; the Company’s ability to complete the proposed sale to Bausch Health in the near term; our financial and operational results, as well as our expectations for future financial trends and performance of our business in future periods; our strategy; risks and uncertainties associated with Chapter 11 proceedings; the negative impacts on our businesses as a result of filing for and operating under Chapter 11 protection; the time, terms and ability to confirm a Chapter 11 plan of reorganization for our businesses; the adequacy of the capital resources of our businesses and the difficulty in forecasting the liquidity requirements of the operations of our businesses; the unpredictability of our financial results while in Chapter 11 proceedings; our ability to discharge claims in Chapter 11 proceedings; negotiations with the holders of our indebtedness and our trade creditors; risks and uncertainties with performing under the terms of the debtor-in-possession (“DIP”) financing arrangements and any other arrangement with lenders or creditors while in Chapter 11 proceedings; the Company’s ability to operate our businesses within the terms of our respective DIP financing arrangements;  the forecasted uses of funds in the Company’s  DIP budgets;  our  ability to conduct business as usual in the United States and worldwide; our ability to continue to serve customers, suppliers and other business partners at the high level of service and performance they have come to expect from us; our ability to continue to pay suppliers and vendors;  our ability to fund ongoing business operations through the applicable DIP financing arrangements; the use of the funds anticipated to be received in the DIP financing arrangements;  the ability to control costs during Chapter 11 proceedings; the risk that our Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code; the ability of the Company to preserve and utilize the NOLs following Chapter 11 proceedings; the Company’s ability to secure operating capital; the

Company’s ability to take advantage of opportunities to acquire assets with upside potential; the Company’s ability to execute on its strategic plan to evaluate and close potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such differences include, but are not limited to, the decisions of the Court; the Company’s ability to meet the closing conditions of the agreement with Bausch Health; negotiations with our debtholders,  our creditors and any committee approved by the Court;  negotiations with lenders on the definitive DIP financing documents; the Company’s ability to meet the closing conditions of its DIP financing; the Company’s ability to meet the requirements, and compliance with the terms, including restrictive covenants, of their respective DIP financing arrangements and any other financial arrangement while in Chapter 11 proceedings; changes in our operational or cash needs from the assumptions underlying our DIP budgets and forecasts; changes in our cash needs as compared to our historical operations or our planned reductions in operating expense; adverse litigation; changes in domestic and international demand for TRULANCE; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Forms 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 10, 2018, August 8, 2018 and November 9, 2018 and Form 10-K filed with the SEC on March 1, 2018, and similar disclosures in subsequent reports filed with the SEC.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE® (plecanatide) and a second product candidate - dolcanatide. For more information, please visit www.synergypharma.com.

Media and Investor Contact:

Helen O’Gorman, FTI Consulting

212.850.5629

Helen.O’Gorman@fticonsulting.com